EXHIBIT 99.1

FOR IMMEDIATE RELEASE

UNITED RENTALS ANNOUNCES REFINANCING AND RELATED CASH TENDER

OFFER AND CONSENT SOLICITATION FOR OUTSTANDING

10 3/4% SENIOR NOTES DUE 2008

GREENWICH, CT, JANUARY 16, 2004 – United Rentals, Inc. (NYSE: URI) announced today that it intends to refinance a substantial portion of its outstanding indebtedness over the next several weeks. The refinancing is being undertaken to take advantage of current market opportunities that should allow the company to reduce its interest expense and extend the maturities of a substantial portion of its debt.

As part of the refinancing, the company expects to replace its existing senior secured credit facility with a new secured credit facility and refinance outstanding senior and subordinated notes. The refinancing will be funded primarily through the issuance of new senior and subordinated notes and funds available under the new secured credit facility. The debt expected to be refinanced includes: (i) $640 million of term loans, (ii) all borrowings under the company’s revolving credit facility, (iii) $860 million principal amount of 10 3/4% Senior Notes due 2008, (iv) $300 million principal amount of 9 1/4% Senior Subordinated Notes due 2009 and (v) $250 million principal amount of 9 % Senior Subordinated Notes due 2009.

The company also announced that, as part of the refinancing, it has commenced a cash tender offer and consent solicitation for all of its outstanding 10 3/4% Senior Notes due 2008 (“10 3/4% Notes”). These notes are comprised of (i) $650 million principal amount of 10 3/4% Notes issued under an indenture dated April 20, 2001 (CUSIP No. 911365AB0) and (ii) $210 million principal amount of 10 3/4% Notes issued under an indenture dated December 24, 2002 (CUSIP No. 911365AE4).

The tender offer and consent solicitation is made upon the terms and conditions in the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated January 16, 2004. The tender offer will expire at 12:00 midnight (EST) on February 13, 2004, unless extended or terminated (the “Expiration Date”). The consent solicitation will expire at 5:00 p.m. (EST) on January 30, 2004, unless extended (the “Consent Date”).

Under the terms of the tender offer, the consideration for each $1,000 principal amount of notes tendered will be determined on the tenth business day before the Expiration Date. The consideration will be calculated by taking (i) the present value as of the payment date of (A) $1,053.75, which is the redemption price applicable to the notes on April 15, 2005, the first date on which the notes may be redeemed, and (B) the interest that would accrue on the notes so tendered from and including the payment date up to, but not including, the earliest redemption date, in each case determined on the basis of a yield to such date equal to the sum of (x) the yield to maturity on the 1.625% U.S. Treasury Note due March 31, 2005, plus (y) 100 basis points, plus (ii) accrued and unpaid interest, if any, up to, but not including, the payment date, minus (iii) the consent payment described below of $20.00 per $1,000 principal amount of notes.

In conjunction with the tender offer, the company is also soliciting the consent of holders of the notes to eliminate substantially all of the restrictive covenants and certain events of default under the indentures for the notes, and to make certain other amendments to such indentures. Holders cannot tender their notes without delivering a consent and cannot deliver a consent without tendering their notes. Any notes tendered before the Consent Date may be withdrawn at any time on or prior to the Consent Date, but not thereafter. Any notes tendered after the Consent Date may not be withdrawn.

The company will pay a consent payment of $20.00 per $1,000 principal amount at maturity of notes validly tendered on or prior to the Consent Date. Holders who tender their notes after the Consent Date will not receive the consent payment.

The closing of the tender offer is subject to certain conditions, including: (i) receipt by the company of gross proceeds from the sale of new senior and senior subordinated notes of at least $1,375 million, (ii) refinancing of the company’s existing secured credit facility with a new secured credit facility and (iii) receipt of the required consents from holders to amend the indentures for the 10 3/4% Notes.

The Company has retained Credit Suisse First Boston LLC, Banc of America Securities LLC, and J.P. Morgan Securities Inc. to serve as the Dealer Managers and Solicitation Agents for the tender offer. Requests for documents may be directed to MacKenzie Partners, the Information Agent, by telephone at (800) 322-2885 (toll-free) or (212) 929-5500 (collect). Questions regarding the tender offer may be directed to Credit Suisse First Boston, at (800) 820-1653 (toll-free) or (212) 538-4807 (collect), Banc of America Securities, at (888) 292-0070 (toll-free) or (212) 847-5834 (collect), or JP Morgan, at (800) 245-8812 (toll-free) or (212) 270-1100 (collect).

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated January 16, 2004.

Any securities that may be offered in connection with the company’s refinancing plan will be offered pursuant to an exemption from registration under the Securities Act of 1933. Such securities will not be registered under the Securities Act of 1933 and, accordingly, may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “plans,”“ intends,” “contemplates,” “expects,” “will,” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. Actual results and events may differ from those forecast. The ability of the company to implement its refinancing plan may be adversely affected by changes in circumstances, including, among other things, changes in general market conditions and changes in the company’s business and operations, or by the failure of holders of the 10 3/4% notes to tender their notes in response to the company’s tender offer. There is no guarantee the company’s refinancing plan will be implemented on the terms contemplated or at all. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except to the extent required by law.

Contact:

Alfred P. Colangelo

Vice President, Finance

United Rentals, Inc.

(203) 618-7141

acolangelo@ur.com